Exhibit 10.47

May 24, 2019

Steve Debenham

Re: Offer of Employment

Dear Steve,

Telenav, Inc. (the “Company” or “Telenav”) is very pleased to offer you the position of General Counsel and Secretary on the following terms. You will report to the Company’s Chief Executive Officer (“CEO”). Your duties will be consistent with your title and position and any other duties reasonably assigned or requested by the CEO or from time to time by members of the Board of Directors of the Company (the “Board”).

Your initial base salary compensation shall be $26,250.00 per month (which is equivalent to an annual salary of $315,000.00), and will be subject to payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for Company benefits per our standard plans and policies, which currently include among other benefits, medical insurance, dental and vision insurance, flexible spending account participation, 401(k) plan participation with Company match, vacation, sick leave, and holidays. Details about Telenav’s benefit plans are available for your review.

Your annual target bonus opportunity for the Company’s fiscal year ending June 30, 2020, will be equal to 55% of your base salary earned from the later to occur of (i) the date of your employment commencement or (ii) July 1, 2019 through June 30, 2020. The bonus will be based upon achievement of Company financial objectives, Business Unit objectives and personal goals (if applicable), as determined by the Board or its Compensation Committee (“Committee”), as applicable. Your bonus will be subject to the terms and conditions of the Telenav Executive Bonus Plan, including without limitation a requirement that you be an employee in good standing at the time the bonus is paid.

As equity compensation, we will recommend that the Board or Committee, as applicable, approve a grant to you of Restricted Stock Units (RSUs) for 122,500 shares of the Company’s common stock (such number of shares calculated on the basis of the average closing price of the common stock of $6.53 of the last 30 days), which will be scheduled to vest in four, equal, annual amounts on or around the tenth day of the second month of the first fiscal quarter following each of the one, two, three and four year anniversaries of your employment commencement date, subject to your continued service with the Company through the applicable vesting date.

Exhibit 10.47

We anticipate that you will enter into an irrevocable election relating to the units to permit the payment of required taxes upon vesting of the RSUs. Your RSUs will be subject to the terms and conditions of the Telenav 2009 Equity Incentive Plan and applicable award agreements thereunder.

As a Telenav employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with a Proprietary Information Agreement, which prohibits unauthorized use or disclosure of Telenav proprietary information. A copy of that agreement is included with this letter as Exhibit A. Please note that we must receive your signed Proprietary Information Agreement before your first day of employment.

In addition to the terms of this Letter, following the execution of this Letter, and upon your execution of the Change in Control Severance Agreement attached as Exhibit B, you shall be eligible to receive certain severance payments and benefits upon certain qualifying terminations of your employment with the Company in accordance with the terms and conditions set forth therein.

As a result of the senior level nature of your role, you will be offered a Company standard Indemnification Agreement that reflects your role and will be expected to comply with all reporting and regulatory requirements related to the Company’s status as a publicly traded company. You acknowledge that upon your appointment as General Counsel, you will become subject to Section 16 of the Securities Exchange Act of 1934, as amended. From time to time, you may be appointed to act as an officer or director of the Company’s subsidiaries. You agree that, in the event of termination of your employment with the Company for any reason, you will be deemed to have resigned from all officer and director positions of the Company and any of its subsidiaries without any further action required by you, provided that you agree that you will execute any documents as may be requested by the Company in order to reflect such resignations.

As a full-time, exempt, salaried employee, you will be expected to work hours as required by the nature of your work assignments. During the period of your employment, you will not, without the express written consent of the Company, engage in any other employment or business activity, including, without limitation, consulting of any kind, which may interfere with your work for the Company. Notwithstanding anything to the contrary, you may perform services for friends, family, etc. on a limited basis outside of work hours, so long as you warrant that such activities will be minor in nature and will not interfere with or compromise your duties of good faith, loyalty or fair dealing.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

Exhibit 10.47

As part of the interview process, we may undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation also may include a consumer credit report, as defined by California Civil Code 1785.3(c), which is being requested because this position is managerial and you will have access to confidential or proprietary information of the type described in California Labor Code § 1024.5(a)(7). This job offer is contingent upon a clearance of such a background investigation and/or reference check, and upon your written authorization to obtain a consumer report, consumer credit report and/or investigative consumer report. Your offer of employment is also contingent upon confirmation of a lack of conflict in connection with and approval of your appointment by Grant Thornton LLP, the Company’s independent auditors.

You may terminate your employment with Telenav at any time for any reason by notifying the Company. Likewise, Telenav may terminate your employment at any time for any reason, with or without cause or advance notice. Telenav also retains the sole discretion to make all other decisions regarding your employment (e.g., transfers, demotions, job assignments, and the like) with or without cause. Your compensation will be subject to periodic review by the Board or Committee, and the Board or Committee may make adjustments from time to time, in its sole discretion. The Company also reserves the right, in its sole discretion, to establish, modify, suspend or terminate its benefit programs and arrangements from time to time as necessary or appropriate. The at-will relationship cannot be changed except in writing signed by the CEO.

All payments and benefits provided to you pursuant to this Letter will be subject to any applicable tax or other required withholdings or deductions.

Please note that, in compliance with the Immigration Reform Act of 1986, all new employees are required to submit proof of U.S. Citizenship or legal alien status within three business days of employment. Enclosed is an I-9 form that lists the document that you may present to fulfill this requirement. Please bring your documentation, along with the completed I-9 Form, on your first day of employment.

The validity, interpretation, construction and performance of this Letter will be governed by the laws of the State of California (with the exception of its conflict of laws provisions.

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Exhibit 10.47

If you wish to accept employment at Telenav under the terms described above, please sign and date this letter, and return it to the Company by the close of business, Tuesday, May 28, 2019. Your first day of employment with Telenav will be determined upon acceptance of this offer.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

By /s/ Fiona Ow Giuffre
Fiona Ow Giuffre
Vice President, Human Resources Telenav, Inc

Accepted: /s/ Steve Debenham
Steve Debenham

Dated: May 29, 2019

Exhibit 10.47

Exhibit A

TELENAV, INC.

PROPRIETARY INFORMATION AGREEMENT
The following confirms an agreement between me and Telenav, Inc., a Delaware corporation (the "Company," which term includes the Company's affiliates, successors and assigns), which is a material part of the consideration for my employment or continued employment by the Company:

1.“Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed or made known to, the Company, and which has commercial value in the Company's business. Proprietary Information includes, without limitation, trade secrets; financial information; product plans; lists, databases and other information concerning vendors, licensees and customers (including information which discloses the identity of such parties) and the Company’s relationship with those parties; pricing information and policies; employee compensation records; business and marketing plans and strategies; forecasts and any other business information; inventions; discoveries; formulas; product and other ideas; works of authorship; processes; technology; computer programs; source and object codes; techniques; processes; prototypes; algorithms; schematics; research; know-how and data, disclosed to me by the Company, either directly or indirectly, in writing, orally or by drawings or inspection of materials. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company and its customers, vendors and other parties contracting with the Company, which may be learned by me during my employment.

2.As used in this Agreement, any reference to “employment” by the Company includes any time during which I may be retained by the Company as a consultant, in addition to any time during which I am an employee of the Company.

3.In consideration of my employment or continued employment and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a)    All Proprietary Information and all patents, copyrights, trade dress, mask work and other intellectual property rights, including, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing (collectively, the "Legal Rights") associated with Proprietary Information shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in any Proprietary Information and any Legal Rights associated therewith. At all times, both during my employment and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except that I may disclose such Proprietary Information to employees and consultants of the Company as necessary in the ordinary course of performing my duties on behalf of the Company. I agree to notify the Company in writing immediately upon discovery of any unauthorized use or disclosure of

Exhibit 10.47

any Proprietary Information received hereunder, or any other breach of the Agreement, and to assist and cooperate with the Company in every reasonable way to regain possession of such Proprietary Information and/or prevent its further unauthorized disclosure and/or use. Notwithstanding the foregoing, I have no obligation under this Agreement to maintain in confidence any information that: (i) is in the public domain at the time of disclosure; (ii) though originally Proprietary Information, subsequently enters the public domain other than by breach of my confidentiality obligation, as of the date of its entering the public domain or (iii) that I can show I knew of prior to disclosure to me by the Company.

(b)    In the event of the termination of my employment by me or by the Company for any reason, or upon the Company’s request at any time, I shall immediately return all documents, records, apparatus, computer files, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information furnished to me by the Company or produced by myself or others in connection with my employment, to the Company.

(c)    I will promptly disclose to the Company, or any persons designated by it, all "Inventions," which include all improvements, inventions, discoveries, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in paragraph (e) of this Section 3.

(d)    I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached to this Agreement as Exhibit A, and to the extent permitted by law shall be "works made for hire." The Company shall be the sole owner of all Legal Rights associated with the Inventions. I hereby assign to the Company any Legal Rights I may have or acquire in the Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company's expense, in obtaining and enforcing any Legal Rights for the foregoing Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. These acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of all Legal Rights associated with any Inventions with the same legal force and effect as if executed by me.

(e)    A complete list of all Inventions to which I claim ownership and that I desire to remove from the operation of this Agreement is attached as

Exhibit 10.47

Exhibit B, and I covenant that this list is complete. If no list is attached to this Agreement, I represent that I have no Inventions to which I claim ownership and that I desire to remove from the operation of this Agreement at the time of signing this Agreement.

(f)    I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with my employment with the Company.

4.I acknowledge and agree that a breach of any of my promises or covenants contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and in the event of such breach the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages, if appropriate).

5.I understand that nothing in this Agreement limits or prohibits me from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Proprietary Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.

6.I acknowledge that I have no reasonable expectation of privacy in any Company Electronic Media Equipment or Company Electronic Media Systems. All information, data, and messages created, received, sent, or stored in Company Electronic Media Equipment or Company Electronic Media Systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business- related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s

Exhibit 10.47

technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment. In addition, as to any personal Electronic Media Equipment or personal Electronic Media Systems or other personal property that I have used for Company purposes, I agree that the Company may have reasonable access to such personal Electronic Media Equipment or personal Electronic Media Systems or other personal property to review, retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems or property or take such other actions that are needed to protect the Company or Company property, as determined by the Company reasonably and in good faith.
I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all Company network traffic to and from any Company Electronic Media Equipment or Company Electronic Media Systems. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through Company Electronic Media Equipment or Company Electronic Media Systems, with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

7.This Agreement shall be effective as of the first day of my employment, and shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

8.This Agreement may not be modified except by written agreement signed by me and the Company. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to choice of law.

Dated: May 29, 2019

Employee: /s/ Steve Debenham

Exhibit 10.47

Exhibit A

§ 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer
(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those invention that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal    An individual who
files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

Exhibit 10.47

Exhibit B

Telenav, Inc.
4655 Great America Parkway, Suite 300 Santa Clara, CA 95054

Ladies and Gentlemen:

1.    The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company and that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.

x No inventions or improvements.

x See below:

no    Additional sheets attached.

/s/ Steve Debenham    May 29, 2019
Employee    Date